James H. Moore Joins the Board of Directors at Timberline Resources

December 28, 2007 – Coeur d’Alene – Timberline Resources Corporation (OTCBB:TBLC) announced today that James H. Moore will join its Board of Directors, effective January 1, 2008.  Mr. Moore has more than 30 years of experience in senior level financial management within the mining sector.  He is currently the CFO of Mines Management, Inc. and was previously the CFO of Idaho General Mines, Inc.

Timberline Executive Chairman John Swallow stated, “Jim Moore brings extensive financial management experience to the Company, both domestic and international in scope and ranging from early-stage ventures to large-scale operators.  He also brings an outstanding track record of success.  In appointing an additional independent director with a strong financial background, we believe that we have satisfied the conditions necessary for listing on the American Stock Exchange.  We were careful and deliberate in making this appointment to our Board and are very pleased that Jim has accepted our invitation.”

Mr. Moore was previously V-P of Business Development for RAHCO International, Inc., an American manufacturer of heavy mining equipment, and V-P and CFO of Barrick Gold Corporation’s Latin American division.  Prior to that, he held senior management positions at Pegasus Gold Inc., Mobil Oil, and United Nuclear Corporation.  Mr. Moore holds a B.S. in Accounting from the University of Utah.

For more information about Timberline, please visit the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Executive Chairman

Phone: (208) 664-4859

www.timberline-resources.com

Ian Cassel, Investor Relations
Phone: (717) 626-3991